                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            BHC Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 28, 1995

To the Stockholders of
  BHC COMMUNICATIONS, INC.:

     The annual meeting of the stockholders of BHC Communications, Inc. ("BHC") will be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, on April 28, 1995, at 9:00 A.M., for the purpose of considering and acting upon the following matters:

          (1) Election of directors.

          (2) Ratification of the selection of Price Waterhouse LLP ("Price Waterhouse") as auditors of BHC for the year ending December 31, 1995.

          (3) Such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 28, 1995 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     You are cordially invited to attend the meeting. Arrangements have been made for interested stockholders to visit our Minneapolis/St. Paul television station, KMSP, after the meeting. Whether or not you plan to attend the meeting, you are urged promptly to complete, date and sign the enclosed proxy and to mail it to BHC in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Dated:  New York, New York
        March 24, 1995

                                      By Order of the Board of Directors,

                                                   BRIAN C. KELLY, Secretary

                            BHC COMMUNICATIONS, INC.
                   767 FIFTH AVENUE, NEW YORK, NEW YORK 10153
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of BHC for use at the annual meeting of stockholders on April 28, 1995 and at any adjournment thereof. March 24, 1995 is the approximate date on which this Proxy Statement and the accompanying form of proxy are first being mailed to stockholders.

VOTING

     As of February 28, 1995, the record date for the meeting, BHC had outstanding and entitled to vote 6,541,955 shares of Class A Common Stock and 18,000,000 shares of Class B Common Stock, being the classes of stock entitled to vote at the meeting. Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes. The proxy solicited by this Proxy Statement is revocable at any time before it is voted.

     The presence at the meeting in person or by proxy of stockholders entitled to cast a majority of the votes at the meeting constitutes a quorum. The election of directors is decided by a plurality of the votes cast. A majority of the votes cast is required to approve each other matter to be acted on at the meeting. Abstentions and broker non-votes have no effect on the proposals being acted upon.

     The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified by means of the ballot on the form of proxy, will vote in accordance with each specification so made.

     The Board of Directors did not know, a reasonable time before the commencement of the solicitation, of any business constituting a proper subject for action by the stockholders to be presented at the meeting other than as set forth in this Proxy Statement. However, if any other matter should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment.

SOLICITATION

     BHC will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders. Solicitation material will be furnished to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names, and BHC will reimburse these organizations in accordance with the American Stock Exchange schedule of charges for the cost of forwarding proxy material to such beneficial owners. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors or employees of BHC, who will receive no additional compensation therefor.

                             ELECTION OF DIRECTORS

NOMINEES OF THE BOARD OF DIRECTORS

     The proxy will be voted as specified thereon and, in the absence of contrary instruction, will be voted for the reelection of Barry S. Greene, Morgan L. Miller and John C. Siegel as directors until the third annual meeting following the April 28, 1995 meeting and until their respective successors are elected and qualified.

Information with respect to each such nominee, as well as the six present directors whose terms of office expire at the first or second annual meeting following the April 28, 1995 meeting, is set forth below:

                                                                                 AGE,        HAS SERVED
                           OTHER POSITIONS WITH BHC, PRINCIPAL OCCUPATION    FEBRUARY 28,   AS DIRECTOR
         NAME                     AND CERTAIN OTHER DIRECTORSHIPS                1995          SINCE
----------------------- ---------------------------------------------------- ------------   ------------

                                      NOMINEES FOR THREE-YEAR TERM
Barry S. Greene........ Retired Senior Vice President, General Counsel and        48            1977
                          Secretary; Consultant, Chris-Craft Industries,
                          Inc. ("Chris-Craft")(1)
Morgan L. Miller....... Vice Chairman, National Spinning Company, Inc., and       71            1989
                          President, National Yarn Crafts, yarn
                          manufacturers
John C. Siegel......... Senior Vice President; Senior Vice President, Chris-      42            1981
                          Craft; Director, United Television, Inc.
                          ("UTV")(2)

                             INCUMBENT DIRECTORS -- TWO-YEAR REMAINING TERM
John L. Eastman........ Partner, Eastman & Eastman, New York City law firm;       55            1989
                          Director, UTV
William D. Siegel...... Senior Vice President; Senior Vice President,             40            1981
                          Chris-Craft
Vin Weber.............. Partner, Clark & Weinstock, Inc., business                42            1993
                          consulting; Director, Department 56, Inc.; former
                          United States Congressman from Minnesota

                             INCUMBENT DIRECTORS -- ONE-YEAR REMAINING TERM
Laurence M. Kashdin.... Retired Senior Vice President and Treasurer;              47            1977
                          Consultant, Chris-Craft; President and Chief
                          Executive Officer, The Lipton Championships,
                          professional tennis tournament
Joelen K. Merkel....... Vice President and Treasurer; Vice President and          43            1993
                          Treasurer, Chris-Craft
Herbert J. Siegel...... Chairman of the Board and President; Chairman of the      66            1977
                          Board and President, Chris-Craft; Chairman of the
                          Board, UTV

---------------
(1) Chris-Craft, which is BHC's parent, is engaged principally in the television broadcasting business, through BHC. See Table I under Voting Securities of Certain Beneficial Owners and Management regarding Chris-Craft's ownership of BHC stock.

(2) UTV is a majority owned (56% at February 28, 1995) subsidiary of BHC.

     The principal occupation of each of the directors for the past five years is stated in the foregoing table, except that (1) Mr. Greene retired as Secretary and General Counsel of BHC and of Chris-Craft effective December 14, 1992 and as Senior Vice President of Chris-Craft effective February 1, 1993 and was thereupon engaged as a consultant to Chris-Craft; (2) Mr. Kashdin, who retired as Senior Vice President -- Finance and Controller of Chris-Craft effective January 1, 1993 and was thereupon engaged as a consultant to Chris-Craft, became President and Chief Executive Officer of the Lipton Championships during 1994; and (3) until 1994, Mr. Weber was President of The Weber Group, a business consulting firm. In case a nominee shall become unavailable for election, which is not expected, it is intended that the proxy solicited hereby will be voted for whomever the present Board of Directors shall designate to fill such vacancy.

     John C. Siegel and William D. Siegel are sons of Herbert J. Siegel.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     BHC has established standing audit and compensation committees to assist the Board of Directors in discharging its responsibilities. BHC has no nominating committee.

     The Audit Committee reviews BHC's internal controls, the objectivity of its financial reporting and the scope and results of the auditing engagement. It meets with appropriate BHC financial personnel and independent accountants in connection with these reviews. The committee recommends to the Board the appointment of the independent accountants, subject to ratification by the stockholders at the annual meeting, to serve as auditors for the following year in examining the corporate accounts. The independent accountants periodically meet with the Audit Committee and have access to the committee at any time. The committee held two meetings during 1994. Its members are Messrs. Eastman and Miller.

     The Compensation Committee was constituted in 1994 to adopt and establish performance goals with respect to performance-based bonus compensation for Evan C Thompson. It determines and certifies whether performance goals and other terms of agreement with Mr. Thompson are satisfied. Its members are Messrs. Eastman, Miller and Weber. The Committee held two meetings during 1994.

     BHC's Board of Directors held six meetings during 1994. During that period, Mr. Weber attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and the committee of the Board on which he served.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The management of BHC has been informed that, as of February 28, 1995, the persons and groups identified in Table I below, including all directors, nominees for director, executive officers and all owners known to BHC of more than 5% of any class of BHC voting securities, owned beneficially, within the meaning of Securities and Exchange Commission ("SEC") Rule 13d-3, the shares of Class A Common Stock reflected in such table. Except as reflected in Tables II and III, as of February 28, 1995, each director or executive officer of BHC disclaims beneficial ownership of securities of any parent or subsidiary of BHC. Except as otherwise specified, the named beneficial owner claims sole investment and voting power as to the securities reflected in the tables.

              I.  BENEFICIAL OWNERSHIP OF BHC CLASS A COMMON STOCK

                                                                           NUMBER       PERCENT
                           BENEFICIAL OWNER                               OF SHARES   OF CLASS(1)
-----------------------------------------------------------------------  -----------  -----------
John L. Eastman........................................................           --        --
Barry S. Greene........................................................           --        --
Laurence M. Kashdin....................................................           74         *
Joelen K. Merkel(2)....................................................          200         *
Morgan L. Miller.......................................................           --        --
Herbert J. Siegel(3)...................................................          538         *
John C. Siegel.........................................................           --        --
William D. Siegel......................................................          231         *
Vin Weber..............................................................           --        --
All BHC directors and executive officers as a group, including those
  named above (11 persons)(4)..........................................        1,043         *
Chris-Craft Industries, Inc.(5)........................................   18,000,000      73.3%
  767 Fifth Avenue, New York, New York 10153
Gabelli & Company, Inc., Gabelli Funds, Inc.,
  GAMCO Investors, Inc., and Mario J. Gabelli(6).......................    1,607,510      24.6%
  One Corporate Center, Rye, New York 10580
Southeastern Asset Management, Inc.(7).................................      702,550      10.7%
  and O. Mason Hawkins
  6075 Poplar Ave., Suite 900, Memphis, Tennessee 38119

---------------
 * Less than 1%.

(1) In accordance with SEC rules, percentages have been computed deeming as not outstanding 226,503 shares of Class A Common Stock held by UTV.

(2) Shares are owned jointly with the director's husband.

                                                  (Notes continued on next page)

(3) Ownership includes 309 shares held in the Chris-Craft Profit Sharing Plan, of which the director and two other Chris-Craft directors are Trustees. See
    Note 2 to Table II.

(4) Includes shares referred to in Note 3. Although Evan C Thompson is neither an officer nor a director of BHC, as President of Chris-Craft's Television Division, he may be considered an executive officer of BHC, within the SEC definition of the term. Mr. Thompson owns no BHC shares.

(5) Shares are issuable upon conversion of 18,000,000 shares of Class B Common Stock (100% of the class) owned by Chris-Craft.

(6) Voting power is disclaimed as to 95,800 shares and both shared voting and shared investment power are claimed as to 2,833 shares. Information is furnished herein in reliance on Amendment No. 23 to Schedule 13D of the named owners dated February 17, 1995, filed with the SEC.

(7) Voting power is disclaimed as to 35,000 shares. Information is furnished herein in reliance on Amendment No. 3 to Schedule 13G of the named owners dated February 6, 1995, filed with the SEC.

                 II.  BENEFICIAL OWNERSHIP OF CHRIS-CRAFT STOCK

                                   $1.40 CONVERTIBLE            CLASS B COMMON
                                 PREFERRED STOCK(1)(2)          STOCK(1)(2)(3)            COMMON STOCK(2)(4)
                                -----------------------     -----------------------     -----------------------
                                  NUMBER       PERCENT        NUMBER       PERCENT        NUMBER       PERCENT
       BENEFICIAL OWNER         OF SHARES      OF CLASS     OF SHARES      OF CLASS     OF SHARES      OF CLASS
------------------------------- ----------     --------     ----------     --------     ----------     --------
John L. Eastman................    --            --             --           --             --           --
Barry S. Greene................    --            --             44,930       *             117,566       *
Laurence M. Kashdin............        50        *              54,240       *             104,504       *
Joelen K. Merkel(5)............    --            --             20,720       *              64,102       *
Morgan L. Miller(6)............    --            --              6,746       *              10,122       *
Herbert J. Siegel(7)...........   157,057        55.6%       4,679,547       43.8%       6,948,386       25.5%
John C. Siegel(8)..............     6,000         2.1%         396,390        5.2%         555,057        2.6%
William D. Siegel(8)...........     5,315         1.9%         339,890        4.5%         641,756        3.0%
Vin Weber......................    --            --             --           --             --           --
All BHC directors and executive
  officers as a group,
  including those named above
  (11 persons)(9)..............   168,422        59.7%       6,046,983       55.4%       9,426,849       32.5%

---------------
 * Less than 1%.

(1) Each share of Chris-Craft $1.40 Convertible Preferred Stock is convertible into 10.03008 shares of Chris-Craft Common Stock and 20.06014 shares of Chris-Craft Class B Common Stock, except that if such share of Chris-Craft $1.40 Convertible Preferred Stock was transferred after November 10, 1986 other than to a Permitted Transferee, as defined in Chris-Craft's certificate of incorporation, such share is convertible into 30.09022 shares of Chris-Craft Common Stock. Each share of Chris-Craft Class B Common Stock is convertible into one share of Chris-Craft Common Stock.

(2) At December 31, 1994, (a) the Trustee of the Chris-Craft Employees' Stock Purchase Plan (the "Chris-Craft Stock Purchase Plan") held 362,271 shares of Chris-Craft Class B Common Stock, 498,068 shares of Chris-Craft Common Stock and 246 shares of Chris-Craft $1.40 Convertible Preferred Stock (representing 5%, 2% and less than 1% of the outstanding shares of the respective classes at February 28, 1995), and (b) the Trustees under the Chris-Craft Profit Sharing Plan held 154,500 shares of Chris-Craft Class B Common Stock (representing 2% of the outstanding shares of the class at February 28, 1995). A committee appointed by the Board of Directors of Chris-Craft to administer the Chris-Craft Stock Purchase Plan is empowered to direct voting of the shares held by the Trustee under that plan, and the Trustees under the Chris-Craft Profit Sharing Plan are empowered to vote and dispose of the shares held by that plan. Herbert J. Siegel and two other Chris-Craft directors are the members of the committee

                                                  (Notes continued on next page)
    under the Chris-Craft Stock Purchase Plan and are the Trustees under the Chris-Craft Profit Sharing Plan. The numbers of shares set forth in the table with respect to each named executive officer other than Herbert J. Siegel include, with respect to the Stock Purchase Plan, only shares vested at December 31, 1994. The numbers of shares set forth in the table with respect to Herbert J. Siegel and all directors and executive officers as a group include all shares held in the Chris-Craft Profit Sharing Plan and the Chris-Craft Stock Purchase Plan as of December 31, 1994. If, at February 28, 1995, the shares of Chris-Craft $1.40 Convertible Preferred Stock held in the Chris-Craft Stock Purchase Plan at December 31, 1994 had been converted, and the Chris-Craft Class B Common Stock issuable upon such conversion had been added to the Chris-Craft Class B Common Stock then held in the Chris-Craft Stock Purchase Plan and the Chris-Craft Profit Sharing Plan, the shares of Chris-Craft Class B Common Stock held in the two plans would represent 7% of the Chris-Craft Class B Common Stock that would have been outstanding; if, at February 28, 1995, the shares of Chris-Craft $1.40 Convertible Preferred Stock held in the Chris-Craft Stock Purchase Plan at December 31, 1994 had been converted, the Chris-Craft Class B Common Stock then held in the Chris-Craft Stock Purchase Plan and the Chris-Craft Profit Sharing Plan, or issuable upon conversion of the Chris-Craft $1.40 Convertible Preferred Stock held in the Chris-Craft Stock Purchase Plan, had been converted, and the Chris-Craft Common Stock issuable upon such conversions had been added to the Chris-Craft Common Stock then held in such plans, the shares of Chris-Craft Common Stock held in the two plans would represent 5% of the Chris-Craft Common Stock that would have been outstanding.

(3) Includes shares of Chris-Craft Class B Common Stock issuable upon conversion of the Chris-Craft $1.40 Convertible Preferred Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

(4) Includes shares of Chris-Craft Common Stock issuable upon conversion of the Chris-Craft $1.40 Convertible Preferred Stock and the Chris-Craft Class B Common Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

(5) Ownership includes 17,813 shares of Common Stock issuable pursuant to a currently exercisable stock option.

(6) The director also owns 210 shares of Chris-Craft $1.00 Prior Preferred
    Stock.

(7) Ownership includes 100,000 shares of Chris-Craft Common Stock issuable pursuant to a currently exercisable stock option and 13,000 shares of Chris-Craft $1.40 Convertible Preferred Stock, 62,530 shares of Chris-Craft Class B Common Stock and 10,000 shares of Chris-Craft Common Stock owned by the director's wife.

(8) Ownership includes 70,725 shares of Chris-Craft Common Stock issuable pursuant to currently exercisable stock options.

(9) Ownership includes all shares held in the Chris-Craft Stock Purchase Plan and the Chris-Craft Profit Sharing Plan as of December 31, 1994 (see Note
    2), all other shares reflected in the table with respect to directors and named executive officers, and 130 shares of Chris-Craft $1.40 Convertible Preferred Stock, 652,682 shares of Chris-Craft Class B Common Stock, and 1,217,310 shares of Chris-Craft Common Stock, including currently exercisable options to purchase 137,391 shares of Chris-Craft Common Stock, held by Evan C Thompson and 21,010 shares of Common Stock issuable pursuant to currently exercisable stock options, held by an executive officer of BHC not named in the table. Of the shares held in the Chris-Craft Stock Purchase Plan, 116 shares of Chris-Craft $1.40 Convertible Preferred Stock, 216,714 shares of Chris-Craft Class B Common Stock and 390,209 shares of Chris-Craft Common Stock were held for the accounts of employees other than directors or executive officers of BHC.

                                                  (Notes continued on next page)

                 III.  BENEFICIAL OWNERSHIP OF UTV COMMON STOCK

                                                                            NUMBER      PERCENT
                            BENEFICIAL OWNER                               OF SHARES    OF CLASS
-------------------------------------------------------------------------  ---------    --------
John L. Eastman..........................................................        500      *
Barry S. Greene..........................................................         --      --
Laurence M. Kashdin......................................................         --      --
Joelen K. Merkel.........................................................         --      --
Morgan L. Miller.........................................................         --      --
Herbert J. Siegel(1)(2)..................................................    234,892     2.4%
John C. Siegel(1)........................................................    234,892     2.4%
William D. Siegel........................................................         --      --
Vin Weber................................................................         --      --
All BHC directors and executive officers as a group, including those
  named above (11 persons)(3)............................................    260,392     2.7%

---------------
 * Less than 1%.

(1) As of December 31, 1994, (a) the Trustee of the Employees' Stock Purchase Plan of UTV (the "UTV Stock Purchase Plan") held 224,892 shares of UTV Common Stock (representing 2.1% of the outstanding shares at February 28,
    1995), and (b) the Trustees under the UTV Profit Sharing Plan held 10,000 shares of UTV Common Stock (representing less than 1% of the outstanding shares at February 28, 1995). A committee appointed by the Board of Directors of UTV to administer the UTV Stock Purchase Plan is empowered to direct voting of the shares held by the Trustee under that plan, and the Trustees under the UTV Profit Sharing Plan are empowered to vote and dispose of the shares held by that plan. Herbert J. Siegel, John C. Siegel, another director of UTV and another executive officer of UTV are the members of the committee under the UTV Stock Purchase Plan and are the Trustees of the UTV Profit Sharing Plan. The numbers of shares set forth in the table with respect to each of Herbert J. Siegel, John C. Siegel and all BHC directors and executive officers as a group include all shares held in the UTV Stock Purchase Plan and the UTV Profit Sharing Plan as of December 31, 1994.

(2) Ownership excludes 666 shares owned by the director's wife.

(3) Includes the shares referred to in Note 1 and 25,000 shares owned by Evan C Thompson.

EXECUTIVE COMPENSATION

     No BHC executive officer receives any regular cash compensation from BHC. Pursuant to the Management Agreement outlined below under the caption Certain Relationships and Related Transactions, BHC pays Chris-Craft a fee for providing management services to BHC, including the services of certain Chris-Craft officers and employees, which services are not exclusive to BHC. The following table summarizes all plan and non-plan compensation paid by Chris-Craft to its four highest-paid executive officers whose compensation is considered in the determination of the management fee (as more specifically described in the text following the table) and to Evan C Thompson, a Chris-Craft executive officer who is not an elected officer of BHC (see Note 4 to Table I), but whose compensation is paid by KCOP Television, Inc., a wholly owned subsidiary of BHC.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                  COMPENSATION
                                                                  -------------
                                                                     AWARDS
                                         ANNUAL COMPENSATION(1)   -------------
                                         -----------------------   SECURITIES
                                          SALARY                   UNDERLYING        ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR       ($)       BONUS ($)    OPTIONS(#)     COMPENSATION($)
-------------------------------  -----   ---------    ----------  -------------   ---------------
Herbert J. Siegel..............  1994     950,000      1,916,745     300,000          864,850(2)
  Chairman of the Board          1993     884,975      3,677,785          --          682,620
     and President               1992     860,034      1,298,187          --          441,752

Joelen K. Merkel...............  1994     250,000        300,000      50,000           85,918(3)
  Vice President                 1993     200,000        175,000          --           60,472
     and Treasurer               1992     125,000        125,000      50,000           38,478

John C. Siegel.................  1994     500,000        350,000      50,000          129,009(4)
  Senior Vice President          1993     450,000        350,000          --          123,029
                                 1992     235,000        400,000     100,000           95,381

William D. Siegel..............  1994     500,000        350,000      50,000          128,734(5)
  Senior Vice President          1993     450,000        350,000          --          122,856
                                 1992     235,000        700,000     100,000          140,256

Evan C Thompson................  1994     950,000      2,245,660     200,000          448,414(6)
  President, UTV                 1993     800,000        600,000          --          225,279
     and President, Chris-Craft  1992     750,000        300,000     100,000          166,413
     Television Division

---------------
(1) Excludes automobile allowance of $1,200 per month paid to each of the named individuals and perquisites and other personal benefits aggregating less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named person.

(2) Reflects Chris-Craft contributions, or accruals under the Chris-Craft Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $115,667 with respect to the Chris-Craft Stock Purchase Plan and $173,501 with respect to the Chris-Craft Profit Sharing Plan; also includes $25,682 reported as income of the named individual with respect to premiums paid on "split-dollar" life insurance policies and $550,000 credited to a deferred compensation account.

(3) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $36,418 with respect to the Stock Purchase Plan and $49,500 with respect to the Profit Sharing Plan.

(4) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $52,509 with respect to the Stock Purchase Plan and $76,500 with respect to the Profit Sharing Plan.

(5) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $52,234 with respect to the Stock Purchase Plan and $76,500 with respect to the Profit Sharing Plan.

(6) Reflects KCOP contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $91,911 with respect to the Stock Purchase Plan and $106,503 with respect to the Profit Sharing Plan; also includes $250,000 credited to a deferred compensation account.

     In determining the amount of the management fee, BHC and Chris-Craft consider costs incurred by Chris-Craft allocable to performance of services required under the Management Agreement, including expenses for compensating, and providing office facilities to, certain Chris-Craft executive officers and corporate-office employees. Because KCOP pays Mr. Thompson, his compensation is not considered in determining the management fee.

     Chris-Craft entered into employment agreements with Herbert J. Siegel and Evan C Thompson, as of January 1, 1994.

     The 1994 employment agreement with Herbert J. Siegel ("Mr. Siegel's agreement") provides for his continued service as Chief Executive Officer for a term ending December 31, 1999, which term extends automatically for one year on January 1, 1996, unless either party gives contrary notice to the other. Annual base salary is currently $975,650, subject to adjustment ("COLA adjustment"), to reflect price level increases, as reported in a U.S. Department of Labor Consumer Price Index. Deferred compensation, currently in the amount of $564,850 annually subject to COLA adjustment, plus any other current compensation that would not be deductible by Chris-Craft pursuant to Section 162(m) of the Internal Revenue Code (the "Code"), is credited to a deferred compensation account together with interest on the account balance, to be computed based on the yield of U.S. Treasury Notes maturing in five years. The account balance will be paid to Mr. Siegel in five annual installments after termination of the employment term.

     Mr. Siegel's agreement provides that in the event of any change in control of Chris-Craft during the employment term, the employment term will be extended automatically to the third anniversary following such change in control, if the employment term otherwise would have terminated before such third anniversary.

     Mr. Siegel has the right to terminate the employment term in the event of a diminution of his authority or other material breach by Chris-Craft of Mr. Siegel's agreement or the occurrence without his consent of specified fundamental changes in Chris-Craft. In the event of such termination, he is entitled to receive in lump sum, an amount equal to the base salary, deferred compensation and consulting fees that would have been payable to him through the term of the agreement (assuming no additional extensions of the employment term after such termination), plus an amount equal to the mean performance bonuses theretofore paid or payable to him multiplied by the number of years remaining in the employment term. If Mr. Siegel dies during the employment term, Mr. Siegel's estate is to receive for each of the three following 12-month periods an amount equal to "Average Annual Compensation"; and in the event of his disability, Mr. Siegel is to receive, annually for the remainder of the employment term, an amount equal to one-half of his Average Annual Compensation. "Average Annual Compensation" generally means the executive's average base salary plus bonus for a specified period prior to the event. Additionally, if any payment to Mr. Siegel pursuant to the agreement should be subject to the excise tax imposed on "golden parachutes" by Section 4999 of the Code, Chris-Craft will pay on his behalf or reimburse him in an amount equal to the sum of the excise tax and related interest and penalties, if any, plus any income taxes (and related penalties and interest) that may become payable by Mr. Siegel arising from Chris-Craft's compliance with such payment or reimbursement obligations, such that he would be in the same position as he would have been had no excise tax been imposed.

     Mr. Siegel's agreement entitles him to a cash bonus equal to 1 1/2% of the amount by which Chris-Craft "Pre-tax Income" exceeds $36,000,000 for each fiscal year of his employment. For purposes of the agreement, "Pre-tax Income" means Chris-Craft income before provision for income taxes and minority interest, as such amount is reported on Chris-Craft's audited consolidated statements of income included in its annual report to stockholders; provided that, in determining such Pre-tax Income, there will be excluded (i) any loss of any business commenced or newly acquired by Chris-Craft during (or within the six months next preceding commencement of) the employment term, if such business would at any time during such term constitute a Development Stage Company under Securities and Exchange Commission Regulation S-X, assuming such business were organized as a separate entity, e.g., the United Paramount Network, but only to the extent that the loss of such business, aggregated with the losses of all other such businesses (if any) so commenced or acquired, exceeds $10,000,000 in any fiscal year, and provided further, that such losses incurred by any business shall not be so excluded for any fiscal year beginning after the fourth anniversary of the date of commencement or acquisition of such business by Chris-Craft; and (ii) any goodwill amortization (similarly determined) arising out of a business acquisition during the employment term.

     During the consulting term, which will commence on expiration of the employment term and end five years thereafter, Mr. Siegel is to receive annual compensation of $500,000 (subject to COLA adjustment from December 1993), is required to devote not more than 20 hours in any month to Chris-Craft's affairs, and is prohibited from engaging in activity competitive with Chris-Craft. If Mr. Siegel dies during the consulting term, his estate is to receive the full consulting fee until the third anniversary of his death or the end of the consulting term, whichever is earlier; if he is disabled, he is entitled to receive one-half of the consulting fee until the end of the consulting term. For each year covered by Mr. Siegel's agreement, Chris-Craft will match on a cumulative basis up to $200,000 of his charitable contributions, in addition to matching his contributions under any other charitable gift matching program of Chris-Craft or any subsidiary.

     As additional inducement to Mr. Siegel to enter into the agreement, Chris-Craft made "split-dollar life" insurance agreements with each of Mr. Siegel's two sons, pursuant to which, under each agreement, Chris-Craft procured and will pay the full amount of each annual premium for 15 years on last-to-die policies on the lives of Herbert J. Siegel and his wife. Each of the sons is the owner of policies, having face amounts totaling $15 million, covered by his agreement and has the right to designate and change the beneficiaries thereunder; however, none of the policies may be borrowed against, surrendered, or canceled, and no dividend election thereunder may be terminated, without Chris-Craft's consent. The cost of these policies is shared by Chris-Craft and BHC in the respective proportions of 15% and 85% until they shall otherwise agree. See Certain Relationships and Related Transactions. The policies and the split-dollar agreements contemplate that an amount equal to the aggregate premiums paid by each, but without interest, will be repaid to them, respectively, upon the death of the last to die of the insureds.

     Chris-Craft has also agreed, in the event of Mr. Siegel's death, to pay $2,000,000 to a beneficiary named by Mr. Siegel. Chris-Craft has purchased, and is the sole owner and beneficiary of, insurance on the life of Mr. Siegel and anticipates that the insurance benefits received by Chris-Craft will exceed the cost, after applicable income taxes, of paying the foregoing death benefit.

     Mr. Thompson's 1994 employment agreement ("Mr. Thompson's agreement") provides for his continued service on substantive terms similar to those specified in Mr. Siegel's agreement, except that there are three automatic one-year renewal terms, unless Mr. Thompson gives contrary notice respecting the first two or either party gives contrary notice respecting the third; annual deferred compensation is currently in the amount of $256,750, subject to COLA adjustment, and Mr. Thompson can elect each year whether amounts deferred for such year will be paid in lump sum immediately, or over five years, after termination of the employment term; Mr. Thompson's consulting fee is $250,000 per year (subject to COLA adjustment from December 1993), and the consulting term will end May 31, 2007; if Mr. Thompson dies during the employment term or the consulting term, a death benefit is payable until the earlier of the first anniversary of his death or the end of the consulting term; there is no split-dollar life insurance; Chris-Craft will match up to $100,000 of Mr. Thompson's charitable contributions during each year of the employment term; and Mr. Thompson's bonus is equal to 1% of the amount by which Chris-Craft's "TV Broadcast Cash Flow" for each year exceeds $20 million, up to $50 million, and 2% of the amount by which TV Broadcast Cash Flow exceeds $50 million. The bonus computation will be adjusted if Chris-Craft acquires, in one or more transactions, additional television stations having aggregate mean TV Broadcast Cash Flow exceeding $10 million for the three fiscal years of such television station prior to its acquisition by Chris-Craft, or disposes of a television station having mean TV Broadcast Cash Flow exceeding $5 million for the three fiscal years prior to its disposition by Chris-Craft. TV Broadcast Cash flow for purposes of the bonus calculation means operating income plus depreciation and amortization of good will and programming contracts, minus payments on programming contracts. The Board of Directors will consider adjusting the bonus calculation and formulae if and at such time as Chris-Craft shall own 10 or more television stations or Mr. Thompson shall have chief operating responsibility for a business owned by Chris-Craft that derives revenues exceeding $25,000,000 other than from television broadcasting.

                            ------------------------

     Benefits under the Chris-Craft Salaried Employees' Pension Plan are based on a participant's compensation, including salaries, bonuses and commissions. The plan provides a retirement annuity, generally based on specified percentages of annual compensation (for 1989 and subsequent years, generally 1.5% of the first $18,000 of compensation and 2.0% of the remainder) aggregated through the years of service. Estimated annual benefits payable upon retirement after working to age 65 (including benefits payable under the predecessor pension plan and the Chris-Craft Benefit Equalization Plan) are, for Joelen K. Merkel, John
C. Siegel and William D. Siegel, $261,425, $481,104 and $589,018, respectively, and $1,075,935 for Evan C Thompson (which is borne by KCOP). Herbert J. Siegel, who has reached age 65, is currently receiving

$79,874 per year from the predecessor pension plan and, as of February 28, 1995, has accrued an additional annual benefit of $760,277 under the current pension plan.

     Under Chris-Craft's Executive Deferred Income Plan, Chris-Craft entered into an agreement with each participating employee, whereby the employee agreed to defer $1,000 per year of salary in each of four years, and Chris-Craft agreed to make annual payments in specified amounts for 10 years in the event of the employee's death or for 15 years commencing at age 60. The plan also provides supplemental disability benefits of $10,000 per year from the onset of a disability until annual payments commence at age 60 or death. Benefits under the plan do not depend on compensation and are payable in full if the employee has accumulated 20 years of service, or is employed by Chris-Craft, when the condition for payment occurs. Maximum annual benefits payable in the event of death of Mrs. Merkel and Messrs. John C. Siegel, William D. Siegel and Thompson would be $101,585, $109,677, $136,853 and $55,137, respectively, for 10 years.
Annual benefits payable to Mrs. Merkel and Messrs. John C. Siegel, William D. Siegel and Thompson commencing at age 60 would be $76,798, $83,076, $103,305 and $31,898, respectively, for 15 years, assuming full vesting of benefits. After an employee has participated in the plan for four years, premiums for insurance on his life are paid through policy loans involving no direct out-of-pocket cost to Chris-Craft. Accordingly, since 1987, Chris-Craft has made no payments under the plan with respect to the participation of any Chris-Craft executive officer, other than for interest on policy loans and disability waiver premiums.

PERFORMANCE GRAPH

     The following line graph compares cumulative total shareholder return for BHC Class A Common Stock, the Standard & Poor's ("S&P") 500 Stock Index and the S&P Broadcast Media index, assuming the investment of $100 in each in December 1989 and the monthly reinvestment of dividends. The performance shown on the graph is not necessarily indicative of future performance.

                            BHC COMMUNICATIONS, INC.
                    TOTAL RETURN TO SHAREHOLDERS: 1990-1994

      MEASUREMENT PERIOD                           S&P BROADCAST    S&P 500 STOCK
     (FISCAL YEAR COVERED)             BHC             MEDIA            INDEX
1989                                  100              100              100
1990                                   87               83               97
1991                                  108               89              126
1992                                  120              109              136
1993                                  165              153              150
1994                                  147              142              152

     Pursuant to SEC rules, the material under the caption Performance Graph is not to be deemed "soliciting material" nor "filed" with the SEC. It is specifically excluded from any material which is incorporated by reference in BHC filings under the Securities Act of 1933 or Securities Exchange Act of 1934, whether such filings occur before or after the date of this proxy statement and notwithstanding anything to the contrary set forth in any such filing.

COMPENSATION OF DIRECTORS

     BHC directors are compensated at the rate of $35,000 per year, and members of the Audit Committee and Compensation Committee each receive an additional $3,000 per year. Directors who are executive officers of Chris-Craft or a Chris-Craft subsidiary receive no additional compensation for service as a director of BHC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     BHC has no employees other than employees of BHC subsidiaries. Pursuant to the Management Agreement summarized below, Chris-Craft officers, employees and other personnel perform all BHC corporate financial, legal and administrative functions. BHC and Chris-Craft have entered into a Management Agreement pursuant to which Chris-Craft provides specified advisory and management services for an annual fee of $8,000,000. The Management Agreement expires March 31, 1996, but is automatically extended for additional one-year terms, unless terminated prior to March 31 of any year on notice by either party. The Management Agreement requires BHC to reimburse Chris-Craft for certain expenses specifically relating to BHC, including any bonus required to be paid by Chris-Craft to its Chief Executive Officer, pursuant to his employment contract with Chris-Craft, that arises out of extraordinary financial results of BHC, as well as any other bonuses earned by Chris-Craft employees in connection with such income that are approved by the Board of Directors of BHC. The cost of the last-to-die policies on the lives of the Chief Executive Officer of Chris-Craft and his wife, which policies are referred to under Executive Compensation, is shared between Chris-Craft and BHC in the respective proportions of 15% and 85% until they shall otherwise agree.

     Laurence M. Kashdin, a director of BHC, received a $500,000 bonus for consulting services rendered to BHC in connection with state income tax matters.

     Since 1986, UTV has paid Chris-Craft a management fee at the rate of $400,000 per year, primarily for the executive management services of certain Chris-Craft senior officers. Beginning with 1994, UTV has also paid KCOP a management fee of $1,750,000 per year to reimburse KCOP for expenses incurred, attributable to the compensation paid by KCOP to its executive and support staff for the portion of their services which constitutes executive management services to UTV. In addition, UTV pays Chris-Craft a total of $170,000 per year in directors' fees otherwise payable to Chris-Craft, directors and executive officers. These arrangements are expected to continue.

                     RATIFICATION OF SELECTION OF AUDITORS

     The stockholders are to take action upon ratification of the selection of Price Waterhouse as auditors of BHC for its fiscal year ending December 31, 1995. Representatives of Price Waterhouse are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions. Price Waterhouse was the independent accountant for BHC for its fiscal year ended December 31, 1994. If the selection of Price Waterhouse is not ratified, or prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent accountants whose selection for any period subsequent to the next annual meeting will be presented for stockholder approval at such meeting.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in the proxy statement for the next annual meeting must be received by BHC at its principal executive offices by November 30, 1995.

     BHC'S 1994 FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, EXCLUSIVE OF EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO: BRIAN C. KELLY, SECRETARY, BHC COMMUNICATIONS, INC., 767 FIFTH AVENUE, NEW YORK, NEW YORK 10153.

                                          By Order of the Board of Directors,

                                                   BRIAN C. KELLY, Secretary

PROXY

                           BHC COMMUNICATIONS, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BRIAN C. KELLY and WILLIAM D. SIEGEL, and each of them, each with full power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at the meeting or, if only one shall be present and acting, then that one, all of the shares of BHC Communications, Inc. that the undersigned would be entitled, if personally present, to vote at its 1995 annual meeting of stockholders and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side and in the notice of annual meeting and the proxy statement.

ELECTION OF DIRECTORS, NOMINEES:
BARRY S. GREENE, MORGAN L. MILLER AND JOHN C. SIEGEL

     PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY.

                                                      SEE REVERSE
                                                          SIDE



/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                        5172

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                  AUTHORITY WITHHELD
                         FOR      AS TO ALL NOMINEES
1. Election of
   Directors (see        / /              / /
   other side)

For, except authority withheld as to the following nominee(s):

_____________________________________


2. Selection of Price Waterhouse as auditors.    FOR    AGAINST   ABSTAIN

                                                 / /      / /       / /


NOTE: Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership, or other association, please sign its name and add your name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title.
If shares are held jointly, EACH holder should sign.

_____________________________________

_____________________________________
SIGNATURE(S)                DATE